UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 1, 2014

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VERSO PAPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
On October 1, 2014, Verso Paper Corp., or “Verso,” announced plans to close its paper mill in Bucksport, Maine. The closure of the mill is expected to occur in the fourth quarter of 2014. The mill closure will reduce Verso’s coated groundwood paper production capacity by approximately 350,000 tons and its specialty paper production capacity by approximately 55,000 tons.
Verso estimates that the closure of the Bucksport mill will result in pre-tax cash severance and other shutdown charges of approximately $35-45 million to be recorded in 2014 and 2015. The estimated cash charges consist of approximately $30-35 million in severance costs and approximately $5-10 million in other shutdown costs. Verso currently is analyzing options for the disposition of mill assets and thus does not have sufficient information to estimate the pre-tax noncash asset impairment and accelerated depreciation charges at this time. Verso expects that the noncash charges will be recognized in 2014.
The estimated cash costs associated with the closure of the Bucksport mill are based on currently available information and reflect management’s best estimates at this time. The actual cash costs and noncash charges and the timing of their recording may differ from the estimates set forth herein.
A copy of the press release issued by Verso on October 1, 2014, is included as an exhibit to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is included with this report:

Exhibit
Number	Description of Exhibit

99.1	Press release issued by Verso Paper Corp. on October 1, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2014

VERSO PAPER CORP.

	By:	/s/ Robert P. Mundy
Robert P. Mundy
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press release issued by Verso Paper Corp. on October 1, 2014.